THIS AGREEMENT dated as of January 18, 1999

B E T W E E N :

         CASCADE CORPORATION ("Cascade")
                                     - and -
         CASCADE (CANADA) LTD. ("CCL")
                                     - and -
         CASCADE (SCANDINAVIA) HYDRAULIK A.B. ("EML")

         (Cascade, CCL and EML each a "Vendor")
                                     - and -
         W.J. HARRISON ("Harrison")
                                     - and -
         W.J. HARRISON HOLDINGS LTD. ("Harrison Holdings")
                                     - and -
         LIFT TECHNOLOGIES INC. ("Canco")
                                     - and -
         LIFT TECHNOLOGIES, INC. ("U.S. Subco")
                                     - and -
         LYFTTEKNIK SCANDINAVIA AB ("European Subco")

         (Canco, U.S. Subco and European Subco each a "Purchaser")
                                     - and -
         OSLER, HOSKIN & HARCOURT ("OH&H")

     WHEREAS the  Vendors,  Harrison,  Harrison  Holdings,  Couphar Ltd. and the
Purchasers have entered into an asset purchase agreement dated as of November 18, 1998 (the "Asset Purchase Agreement") and wish to amend certain provisions thereof;

     AND WHEREAS U.S. Subco has assigned its rights to purchase the European Assets to European Subco;

     AND WHEREAS Harrison Holdings is the successor by amalgamation to Couphar Ltd. and W.J. Harrison Holdings Ltd.;

     NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1. Interpretation. Terms with initial upper case letters used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

2.   Asset Purchase Agreement.

     (a) The definition of "Closing Date" in section 1.1 of the Asset Purchase Agreement is hereby deleted and the following substituted therefor:

               "Closing Date" means the 18th day of January, 1999.

     (b) Section 2.2 of the Asset Purchase Agreement is hereby deleted and the following substituted therefor:

               "On the day before the Release Date but no later than 5:00 p.m. (Toronto time) on January 21, 1999, regardless of whether the Closing has occurred or will occur, Cascade shall purchase from Harrison Holdings and Harrison Holdings shall sell to Cascade 300,000 CCL exchangeable shares (the "Shares") for a purchase price equal to the market price of a Cascade common share and Harrison Holdings shall deliver share certificates representing the shares to be sold endorsed in blank for transfer and Cascade shall deliver a certified cheque or bank draft payable to Couphar representing the purchase price for such shares. For the purposes of this section, "market price of a Cascade common share" shall have the meaning ascribed to "Current Market Price" in the share provisions governing the Shares."

     (c) Subject to adjustment as provided for in the Asset Purchase Agreement, the Canadian Purchase Price shall be (Cdn.) $1,557,688, the U.S. Purchase Price shall be (U.S.) $9,444,376 and (U.S.) $186,429 (Hoorn Inventory) and the European Purchase Price shall be 4,505,726 Kroner and 579,242 Guilders (Hoorn Assets), representing a Purchase Price of (U.S.) $11,657,595 as determined in accordance with Section 2.4 of the Asset Purchase Agreement. The amounts payable under sections 9.4 and
          12.2 to be included in the Closing Payments shall be (U.S.) $122,253.

     (d) The Purchase Price and all other amounts due and owing to the Vendors on the Closing Date (collectively, the "Closing Payments") as set out in the closing agenda previously delivered to the Parties (the "Closing Agenda") shall bear interest from and including the Closing Date to but excluding the Release Date at a rate of 7 3/4% per annum payable on the Release Date (the "Interest Payment").

     (e) U.S. Subco shall purchase the Inventory, consisting of rollers and sheaves at Coyo for (U.S.)$62,382 and rollers and sheaves at Smepro for (U.S.)$140,820.49 in accordance with purchase orders to be issued.

     (f) During the period from the date hereof until the earlier to occur of the Release Date (as defined below) or 5:00 p.m. (Toronto time) on January 22, 1999 (the "Expiry Time"), each Purchaser shall conduct the Business in the ordinary and normal course, consistent with past practice and regular customer service and business policies and not, without the prior written consent of Cascade, sell products to customers at other than posted selling prices in terms of sale including delivery, comply in all material respects with all Laws affecting the operation of the Business, keep in effect all licences and permits required for the operation of the Business and not change any of the compensation (including benefits) payable to the Transferred Employees.

     (g) In all other respects the provisions of the Asset Purchase Agreement are hereby confirmed and shall remain in full force and effect unamended hereby.

3. Closing. The Vendors and the Purchasers shall attend at the offices of OH&H at the Closing Time and execute and deliver to OH&H all documents set out in Parts II and III of the Closing Agenda other than those with respect to the transfer of the Real Property (the "Documentation") which has been executed and is being held by Cascade's South Carolina counsel.

4.   Documentation.

     (a) OH&H shall hold the Documentation at its offices until the earlier of the Release Date and the Expiry Time.

     (b) The Purchasers shall, on or before the Expiry Time, and without any further action by or on behalf of the Vendors, wire transfer the Closing Payments and the Interest Payment to Cascade's account at Wells Fargo, Account Number: 4159597277, ABA 121000248 (the date such payments are received by Cascade, the "Release Date"). Cascade shall immediately confirm to OH&H in writing receipt of such payments. Upon written confirmation by Cascade to OH&H that such payments have been received by Cascade prior to the Expiry Time, OH&H shall release to the Vendors and the Purchasers all Documentation to which they are entitled and the Closing shall be deemed to have occurred and be complete. Upon such release occurring, the transactions set out in
          Part II of the Closing Agenda shall be deemed to have occurred at the Closing Time.

     (c) In the event that Cascade has not (i) by the Expiry Time received the Closing Payments and the Interest Payment and (ii) within 5 hours after the Expiry Time notified OH&H thereof, or in the event OH&H receives no written notice from Cascade by 10:00 p.m. (Toronto time) on January 22, 1999, OH&H shall return all Documentation (other than the Documentation referred to in Part III of the Closing Agenda) signed by one or more Purchaser only and delivered hereunder, to J.P. Dawson at Aird & Berlis, BCE Place, Box 754, 1800 - 181 Bay Street, Toronto, Ontario, M5J 2T9 together with a copy of all Documentation (other than the Documentation referred to in Part III of the Closing Agenda) signed by one or more Party that is a Purchaser, Harrison or Harrison Holdings and one or more Party that is a Vendor which shall be deemed to be of no force or effect.

5.   Other Agreements.

     (a) Except as expressly contemplated by this Agreement or by joint written instructions from Cascade and Harrison, OH&H shall not transfer or otherwise dispose of any of the Documentation, except pursuant to an order of a court of competent jurisdiction.

     (b) OH&H shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness, of any notice, instruction, certificate, signature, instrument or other document which is given to it pursuant to this Agreement without having to verify the truth or accuracy thereof. OH&H shall not be obligated to make any inquiry as to the authority, capacity, existence or identify of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

     (c) OH&H will perform only such duties as are expressly set forth herein and will not be liable for any implied duties or obligations. OH&H shall not be liable for any error in judgment, or any action taken, suffered or omitted to be taken hereunder except in the case of its gross negligence, bad faith or willful misconduct.

     (d) The Parties shall jointly and severally indemnify OH&H and hold it harmless from any and all claims, liabilities, losses and expenses, which it may incur arising out of or in connection with this Agreement.

     (e) OH&H shall be and is hereby discharged of all responsibility hereunder upon the earlier to occur of the Release Date and the Expiry Time.

     (f)  It is  expressly  understood  and agreed  that there shall be no fees,
          charges  or  expenses   paid  to  OH&H  for  holding  and   delivering
          Documentation hereunder.

     (g) OH&H may resign at any time from its obligations hereunder and be discharged from all further obligations under this Agreement by giving to the Parties, five (5) days" notice in writing or such shorter period as the Parties accept.

     (h) OH&H is not a party to, and is not bound by, this Agreement and shall not, by reason of signing this Agreement, assume any responsibility or liability for any transaction or agreement between the Parties or any of them notwithstanding any reference to such other transactions or agreements.

     (i) Nothing in this Agreement shall be deemed to prevent or disqualify OH&H from serving as counsel or otherwise providing legal advice to the Vendors or any of them or any of their respective affiliates.

6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

8. Assignment. This Agreement may not be assigned by any party hereto without the consent of the other parties hereto (whether by operation of law or otherwise unless specifically provided herein).

9. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10. Amendment; Waiver. This Agreement may only be amended or modified by an instrument in writing signed by the Parties and, with respect to sections 4 through 12, OH&H. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or a waiver of any other term or condition of this Agreement.

11. Applicable Law. This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. The Parties shall attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario.

12. Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts including by telecopier, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above.

                                   CASCADE CORPORATION

                                   By: /s/

                                   CASCADE (CANADA) LTD.

                                   By: /s/

                                   CASCADE (SCANDINAVIA) HYDRAULIK A.B.

                                   By: /s/



                                       /s/
                                   W.J. Harrison

                                   W.J. HARRISON HOLDINGS LTD.

                                   By: /s/

                                   LIFT TECHNOLOGIES INC.

                                   By: /s/

                                   LIFT TECHNOLOGIES, INC.

                                   By: /s/

                                   LYFTTEKNIK SCANDINAVIA AB

                                   By: /s/

                                   SOLELY WITH RESPECT TO SECTIONS 4
                                   THROUGH 12:

                                   OSLER, HOSKIN & HARCOURT

                                   By: /s/